Exhibit 99.1

MicroVision Appoints Laura Peterson to Board of Directors

Former senior executive and board member adds deep experience in robotics and aerospace

REDMOND, Wash., July 24, 2025 — MicroVision, Inc. (NASDAQ: MVIS), a technology pioneer delivering advanced perception solutions in autonomy and mobility, today announced the appointment of Laura Peterson to its Board of Directors, as well as the retirement from the Board of Dr. Mark Spitzer.

Appointment of Laura Peterson

“We are delighted to add Laura to the MicroVision Board,” said Bob Carlile, Chair of the Board. “She brings over thirty years of experience in executive leadership and board governance in industries that are highly relevant and aligned with MicroVision’s strategy. Her extensive public company experience, both as an executive and as an independent director, and understanding of the strategic considerations and challenges associated with our target industries make her an excellent addition to the Board.”

Ms. Peterson spent over twenty years in leadership roles at Boeing before serving as an independent board member and as an executive in the robotics, autonomy, SaaS, and transportation and logistics sectors. As a Board Director and Chief Executive Officer of Palladyne AI (PDYN), she led a transformational restructuring and strategic pivot, leveraging the company’s pioneering autonomous robotics artificial intelligence and machine learning software platform. She also served on the board of Air Transport Services Group (ATSG), a leading global air cargo transportation and logistics company, for nearly eight years, guiding the company through its recently completed sale transaction. Throughout her two decades at Boeing, Ms. Peterson held key senior executive roles in Boeing Commercial Airplanes (BCA) Aircraft Sales, BCA Airplane Production & Supplier Management, BCA Strategy, Boeing International, and Boeing Defense, Space and Security. She holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Industrial Engineering from Stanford University.

“I’m honored to join the MicroVision Board,” said Ms. Peterson. “Working with the MicroVision directors and executive team, I look forward to leveraging my experience navigating the opportunities and challenges in industrial robotics and autonomy, and the realities and regulations at the intersection of aerospace and defense.”

Sumit Sharma, MicroVision’s Chief Executive Officer, added, “Laura’s rich background in operational leadership, international business development, global strategy, government relations, homeland security, and M&A will be invaluable to MicroVision as we execute on our strategic plan.”

Retirement of Mark Spitzer

“Mark has been a highly committed and collaborative member of the Board,” said Mr. Carlile, Chairman of the Board. “Having joined the Board in 2020, Mark’s background was critical as the Board helped steer the Company through a transformation in product and industry focus. On behalf of the entire Board, I would like to express our sincere gratitude for his service and wish him all the best in his future endeavors.”

“MicroVision has greatly benefited from Mark’s technical insights and perspective,” said Sumit Sharma, Chief Executive Officer. “He has helped both the Board and management tackle technological challenges and formulate solutions. Personally, I have greatly appreciated Mark’s steadfast guidance and mentorship.”

Dr. Spitzer commented, “As I reflect on my time on the MicroVision board, I am grateful for the talented and dedicated individuals with whom I’ve had the privilege to serve. I have confidence in the leadership and capability of the Board and management, and am excited to see what they will achieve.”

About MicroVision

MicroVision is at the forefront of driving the global adoption of innovative perception solutions, with the goal of making mobility and autonomy safer. Our engineering excellence, based in Redmond, Washington and Hamburg, Germany, enables us to develop and supply integrated lidar hardware and perception software solutions. Our proprietary technologies enhance safety and automation across various industrial applications, including robotics, automated warehouses, and agriculture, and are instrumental in the development of autonomous systems. MicroVision’s core technology, initially developed for the automotive industry, continues to accelerate advanced driver-assistance systems (ADAS) and autonomous driving. Building on our history of providing technology to the military segment, our target offerings include semi- and fully autonomous airborne and terrestrial sensor systems. With our solid-state lidar technologies, encompassing MEMS-based long-range lidar and flash-based short-range lidar, integrated with our onboard perception software, MicroVision possesses the expertise to deliver safe mobility at the speed of life.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOVIA, and MOSAIK are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Marketing@MicroVision.com